Exhibit 99.2

Robert E. Rubin
(address redacted)

August 24, 2006

Mr. William Clay Ford, Jr.
Chairman of the Board and CEO
Ford Motor Company
One American Road
12th Floor
Dearborn, MI 48126

Dear Bill,

The Ford Motor Company is an important American institution, and I am proud to have been a member of its Board of Directors for the past six years. I have found my Board service to be very meaningful, and I am pleased to have been involved with you and our fellow directors in helping chart Ford’s course in a demanding environment.

I am also very pleased with the recent hiring of Ken Leet to assist with Ford’s strategic planning for the future. It is clear to me that the Board and management are acting responsibly in undertaking strategic and operational reviews to address the challenges Ford and the industry face.

As the Board undertakes its upcoming review of strategic options, Citigroup’s multi-faceted relationship with Ford could raise a question whether my relationship with Ford and Citigroup creates an appearance of conflict. Although no conflict currently exists and while I would have liked to remain involved, I have with great regret concluded that I should resign from the Board at this time. It is important that the shareholders and other Ford stakeholders have complete confidence in actions the Board and management may take to improve Ford’s strategic and operational position. In this day and age, when decisions of boards striving in good faith to do their best for companies are second-guessed, it does not seem prudent for Ford, Citigroup or me that I remain on the Board given my position at Citigroup and its relationship with Ford.

I wish you and Ford much success in the years ahead. I believe you, the Board and management will focus on the right issues in planning for Ford’s future and that you have put in place the right process to address them.

Sincerely,

/s/Robert E. Rubin

Robert E. Rubin